Exhibit 10.4

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is entered into effective as of July 26, 2010, by and between Marilyn B. Neal (the “Executive”) and Local Insight Media Holdings, Inc., a Delaware corporation (the “Company”, which term includes any subsidiary, affiliate or successor of Local Insight Media Holdings, Inc. that may employ Executive from time to time).

RECITALS

WHEREAS, effective as of January 2, 2007, Local Insight Media, L.P. (“LIM LP”), as successor to Local Insight Media, LLC, and the Executive entered into an Employment Agreement (such Employment Agreement, as amended to date, being referred to herein as the “Agreement”);

WHEREAS, effective as of December 31, 2008, LIM LP assigned its rights and obligations under the Agreement to the Company, and the Company assumed such rights and obligations; and

WHEREAS, the Company and the Executive wish to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder (“Section 409A”) in accordance with the provisions of Section 11.6 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual premises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 11.14 of the Agreement is hereby amended to read in its entirety as follows:

11.14 Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of Section 409A, then, with regard to any payment that is considered “deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such Executive’s “separation from service” and (y) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) All expenses or other reimbursements under this Agreement shall be made promptly and in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

2. This Amendment shall enter into effect as of the date first set forth above. Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

3. This Amendment may be executed in counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic photocopy (i.e., a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

LOCAL INSIGHT MEDIA HOLDINGS, INC.

By:	/s/ SCOTT A. POMEROY
Scott A. Pomeroy
President and Chief Executive Officer

EXECUTIVE

By:	/s/ MARILYN B. NEAL
Marilyn B. Neal